Exhibit 99.1

NEWS RELEASE

CONTACT:  Phil Franklin,
Vice President, Operations Support, CFO and Treasurer (773) 628-0810

LITTELFUSE REPORTS THIRD QUARTER RESULTS

CHICAGO, November 3, 2011 – Littelfuse, Inc. (NASDAQ:LFUS) today reported sales and earnings for the third quarter of 2011.

Third Quarter Highlights

●	Sales were $174.0 million for the third quarter of 2011, a 6% increase compared to the third quarter of 2010 and a 1% sequential decline compared to the second quarter of 2011.
●
On a GAAP basis, diluted earnings per share for the third quarter of 2011 increased to $1.12 from $1.04 in the third quarter of 2010 due primarily to a lower effective tax rate and favorable currency translation effects.  The lower tax rate was primarily the result of more income earned in low-tax jurisdictions and several favorable adjustments.

●
Adjusted (non-GAAP) earnings for the third quarter were $1.20 per share (see Supplemental Schedule on page 9). The adjustment to GAAP earnings was primarily to remove non-cash impairment charges related to legacy real estate holdings.  Adjusted earnings were above guidance of $1.00 to $1.10 due primarily to the aforementioned tax rate and currency adjustments.

●	Sales and order trends by business unit were as follows:
o
Automotive sales increased 39% year over year.  Cole Hersee (acquired in December 2010) contributed $11.7 million for the quarter. Excluding Cole Hersee, automotive sales increased 5% year over year due to increased demand in Asia and Europe and the effects of a stronger euro.

o
Electrical sales increased 17% year over year due to continued organic growth in protection relays and custom mining products and the addition of Selco (acquired in August 2011), partially offset by weaker power fuse sales primarily for solar applications.

o	Electronics sales declined 7% year over year and 5% sequentially as channels reduced inventory in anticipation of weaker demand in the fourth quarter.

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o
The electronics order rate dropped off sharply in the third quarter reflecting distributors’ desire to reduce inventories heading into an uncertain economic environment in the seasonally slower part of the year.  The electronics book-to-bill ratio for the third quarter was 0.73, although this improved significantly in October.

●	Cash provided by operating activities was $37.9 million for the third quarter of 2011 and stands at $84.0 million through nine months. Capital expenditures through nine months were $12.4 million.
●	The company repurchased 859,029 shares of its common stock in the third quarter of 2011 at an average price of $43.18.
●
On October 28, 2011 the Board of Directors increased the share repurchase authorization from 1 million to 1.5 million shares.  This provides authority to purchase up to 640,971 additional shares between October 28, 2011 and the April 30, 2012 expiration date.

“We were very pleased with the performance of our automotive and electrical businesses in the third quarter,”   said Gordon Hunter, Chief Executive Officer.  “Both businesses continue to post strong sales and earnings, and their end markets seem to be holding up well.  Electronics was also a significant contributor for the quarter, but orders continued the weakening trend that began in May, setting up a challenging fourth quarter for this business. The main issue seems to be distributor inventory de-stocking, since end demand generally remains solid.”

“Operational execution continues to be crisp, driving solid financial performance,” said Phil Franklin, Chief Financial Officer.  “Earnings per share for the third quarter were near an all-time high and free cash flow is on track to exceed $100 million this year for the first time ever.”

“Our recent acquisitions are serving us well,” said Hunter.  “Growth continues unabated at Startco.  Nine months into the Cole Hersee integration, design-win momentum is increasing and profitability is steadily improving.  Selco, our most recent acquisition, is looking like a great fit with Startco and is already generating excitement in the market with some new products.”

Outlook

“We expect the automotive and electrical businesses to continue to perform well through the fourth quarter and into next year,” said Hunter.  “However, we expect a meaningful pull-back in the electronics business in the fourth quarter, as distributors bring inventory in line with their lower, near-term growth expectations.

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We believe the distributor inventory correction will likely bleed into the first quarter, but at this point we are not anticipating any sustained weakness in end demand.”

●	Total sales for the fourth quarter are expected to be in the range of $140 to $150 million. At the midpoint of this range, year-over-year sales growth by business unit is estimated as follows:
o	Automotive (ex Cole Hersee)	6%
o	Electronics	-18%
o	Electrical (ex Selco)	13%
o	Total Littelfuse (ex CH and Selco)	-7%
o	Total Littelfuse	2%

●	Earnings for the fourth quarter of 2011 are expected to be in the range of $0.60 to $0.70 per diluted share.

“The fourth quarter will be challenging as we struggle with the inventory correction in the electronics business,” said Franklin.  “We are carefully controlling discretionary spending and inventory levels, but we are not reducing funding for any of our critical growth initiatives.  With the sales contribution from these growth initiatives combined with our low-cost model, we expect to perform better than ever before through difficult periods such as this.”

“Our initial outlook for 2012 calls for continued growth in the electrical and automotive businesses, while the electronics business is expected to recover from the inventory correction after a slow start to the year,” said Hunter. “Overall in 2012, we expect modest growth in sales and earnings over 2011.”

Dividend

The company will pay a cash dividend of $0.18 per common share on December 5, 2011 to shareholders of record at the close of business on November 21, 2011.

Conference Call Webcast Information

Littelfuse will host a conference call today, Thursday, November 3, 2011 at 11:00 a.m. Eastern/10:00 a.m. Central time to discuss the third quarter results.  The call will be broadcast live over the Internet and can be accessed through the company’s Web site: www.littelfuse.com.  Listeners should go to the Web site

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at least 15 minutes prior to the call to download and install any necessary audio software.  The call will be available for replay through December 31, 2011 and can be accessed through the Web site listed above.

About Littelfuse

Littelfuse, Inc. is the worldwide leader in circuit protection with 2010 revenues of $608 million. Founded in 1927, Littelfuse offers the industry’s broadest and deepest portfolio of circuit protection products and solutions. Backed by industry-leading technical support, design and manufacturing expertise, Littelfuse devices protect products in virtually every market that uses electrical energy, from consumer electronics to automobiles to industrial equipment. In addition to its Chicago, Illinois, world headquarters, Littelfuse has more than 20 sales, distribution, manufacturing and engineering facilities in the Americas, Europe and Asia. Technologies offered by Littelfuse include Fuses; Gas Discharge Tubes (GDTs); Positive Temperature Coefficient Devices (PTCs); Protection Relays; PulseGuard® ESD Suppressors; SIDACtor® Devices; TVS Diode Arrays (SPA™ Family of Products); Switching Thyristors; TVS Diodes and Varistors.  The company also offers a comprehensive line of highly reliable Electromechanical and Electronic  Switch and Control Devices for commercial and specialty vehicles, as well as underground Power Distribution Centers for safe control and distribution of electricity in mining operations.

For more information, please visit Littelfuse’s Web site at www.littelfuse.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
The statements in this press release that are not historical facts are intended to constitute “forward-looking statements” entitled to the safe-harbor provisions of the PSLRA. These statements may involve risks and uncertainties, including, but not limited to, risks relating to product demand and market acceptance, economic conditions, the impact of competitive products and pricing, product quality problems or product recalls, capacity and supply difficulties or constraints, coal mining exposures reserves, failure of an indemnification for environmental liability, exchange rate fluctuations, commodity price fluctuations, the effect of the company’s accounting policies, labor disputes, restructuring costs in excess of expectations, pension plan asset returns less than assumed, integration of acquisitions and other risks which may be detailed in the company’s other Securities and Exchange Commission filings. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated or implied in the forward-looking statements. This report should be read in conjunction with information provided in the financial statements appearing in the company’s Annual Report on Form 10-K for the year ended January 1, 2011. For a further discussion of the risk factors of the company, please see Item 1A. “Risk Factors” to the company’s Annual Report on Form 10-K for the year ended January 1, 2011.

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LITTELFUSE, INC.
Net Sales by Business Unit and Geography
(In millions of USD, unaudited)

	Third Quarter			Year-to-Date
	2011	2010(a)	% Change	2011	2010(a)	% Change
Business Unit
Electronics	$96.3	$103.6	(7%)	$282.0	$287.1	(2%)
Automotive	47.7	34.2	39%	152.0	105.7	44%
Electrical	30.0	25.7	17%	83.8	72.6	15%

Total	$174.0	$163.5	6%	$517.8	$465.4	11%

	Third Quarter			Year-to-Date
	2011	2010(a)	% Change	2011	2010(a)	% Change
Geography
Americas	$75.7	$61.7	23%	$222.2	$173.0	28%
Europe	27.3	29.2	(6%)	91.0	88.2	3%
Asia-Pacific	71.0	72.6	(2%)	204.6	204.2	0%

Total	$174.0	$163.5	6%	$517.8	$465.4	11%

(a)  In the first quarter of 2011, as previously disclosed, the company adjusted its business segment reporting methodology to roll-up segment financials by product line rather than by sales organization. This change more closely aligns segment reporting with how the company manages its businesses. The company's consolidated revenues and operating income were not affected by this change. The 2010 information was adjusted to conform to this new presentation method.

LITTELFUSE, INC.
Condensed Consolidated Balance Sheets
(In thousands of USD, except share amounts)

	October 1, 2011	January 1, 2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$163,424	$109,720
Accounts receivable, less allowances	110,689	97,753
Inventories	82,412	80,182
Deferred income taxes	9,962	10,588
Prepaid expenses and other current assets	15,189	13,882
Assets held for sale	6,567	6,831
Total current assets	388,243	318,956
Property, plant and equipment:
Land	4,890	5,688
Buildings	52,288	53,089
Equipment	278,399	276,371
	335,577	335,148
Accumulated depreciation	(215,307)	(205,001)
Net property, plant and equipment	120,270	130,147
Intangible assets, net of amortization:
Patents, licenses and software	9,831	11,211
Distribution network	19,567	9,752
Customer lists, trademarks and tradenames	12,131	20,865
Goodwill	119,582	112,687
	161,111	154,515
Investments	12,209	11,660
Deferred income taxes	2,859	3,271
Other assets	2,368	2,580
Total Assets	$687,060	$621,129

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$26,215	$24,079
Accrued payroll	21,294	24,186
Accrued expenses	9,191	10,307
Accrued severance	1,871	3,279
Accrued income taxes	19,942	14,997
Current portion of long-term debt	93,000	33,000
Total current liabilities	171,513	109,848

Long-term debt, less current portion	-	41,000
Accrued severance	47	486
Accrued post-retirement benefits	5,356	5,564
Other long-term liabilities	13,698	11,571
Total equity	496,446	452,660
Total liabilities and equity	$687,060	$621,129

Common shares issued and outstanding of 21,508,506 and 21,752,536, at October 1, 2011, and January 1, 2011, respectively.

LITTELFUSE, INC.
Consolidated Statements of Income
(In thousands of USD, except per share data, unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net sales	$173,987	$163,465	$517,762	$465,375

Cost of sales	105,516	96,212	314,594	285,459

Gross profit	68,471	67,253	203,168	179,916

Selling, general and administrative expenses	32,015	27,553	87,851	80,208
Research and development expenses	5,297	4,345	14,754	12,698
Amortization of intangibles	1,585	1,247	4,780	3,752
	38,897	33,145	107,385	96,658

Operating income	29,574	34,108	95,783	83,258

Interest expense	414	313	1,271	1,096
Other (income) expense, net	(1,897)	(29)	(1,934)	(1,328)

Income before income taxes	31,057	33,824	96,446	83,490
Income taxes	6,118	10,486	24,660	24,405

Net income	$24,939	$23,338	$71,786	$59,085

Income per share:
Basic	$1.13	$1.06	$3.25	$2.68
Diluted	$1.12	$1.04	$3.19	$2.64

Weighted average shares and equivalent shares outstanding:
Basic	22,000	21,968	22,023	21,945
Diluted	22,287	22,344	22,407	22,316

Diluted Income Per Share
Net income as reported	$24,939	$23,338	$71,786	$59,085
Less: income allocated to participating securities	(73)	(127)	(264)	(315)
Net income available to common shareholders	$24,866	$23,211	$71,522	$58,770

Weighted average shares adjusted for dilutive securities	22,287	22,271	22,407	22,234

Diluted income per share	$1.12	$1.04	$3.19	$2.64

LITTELFUSE, INC.
Consolidated Statements of Cash Flows
(In thousands of USD, unaudited)

	For the Nine Months Ended
	October 1, 2011	October 2, 2010

OPERATING ACTIVITIES:
Net income	$71,786	$59,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,030	20,706
Amortization of intangibles	4,780	3,752
Non-cash inventory charge(a)	3,678	-
Impairment of assets	2,320	2,988
Stock-based compensation	4,501	4,043
Excess tax benefit on stock-based compensation	(3,873)	(947)
(Gain) on sale of assets	(258)	(334)
Changes in operating assets and liabilities:
Accounts receivable	(12,266)	(28,603)
Inventories	(4,370)	(12,859)
Accounts payable	1,023	3,015
Accrued expenses (including post retirement)	(28)	(4,866)
Accrued payroll and severance	(4,918)	300
Accrued taxes	4,052	19,919
Prepaid expenses and other	(1,504)	8,732
Net cash provided by operating activities	83,953	74,931

INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(12,381)	(15,740)
Business acquisition, net of cash acquired	(11,127)	-
Business acquisition settlement	50	-
Investment	(3,000)	-
Proceeds from sale of assets	574	4,748
Net cash (used in) investing activities	(25,884)	(10,992)

FINANCING ACTIVITIES:
Proceeds from debt	110,000	13,345
Payments of term debt	(49,000)	(6,000)
Payments of revolving credit facility	(42,000)	(13,124)
Purchases of common stock	(37,091)	(22,287)
Debt issuance costs	(716)	-
Cash dividends paid	(10,633)	-
Proceeds from exercise of stock options	21,738	11,734
Excess tax benefit on stock-based compensation	3,873	947
Net cash (used in) financing activities	(3,829)	(15,385)

Effect of exchange rate changes on cash and cash equivalents	(536)	19

Increase in cash and cash equivalents	53,704	48,573
Cash and cash equivalents at beginning of period	109,720	70,354
Cash and cash equivalents at end of period	$163,424	$118,927

(a) Purchase accounting adjustment related to the Cole Hersee acquisition.

LITTELFUSE, INC.
Supplemental Information
(In thousands of USD, except per share data, unaudited)

		For the Three Months Ended
		October 1, 2011

		U.S. GAAP	Special Items		Adjusted
	Net sales	$173,987	$-		$173,987

	Cost of sales	105,516	-		105,516

	Gross profit	68,471	-		68,471
	% of sales	39.4%			39.4%

	Total operating expenses	38,897	(2,964	) (1)	35,933
	% of sales	22.4%			20.7%

	Operating income	29,574	2,964		32,538
	% of sales	17.0%			18.7%

	Interest/other expense (income), net	(1,483)	-		(1,483)

	Income before income taxes	31,057	2,964		34,021

	Income tax expense	6,118	1,005		7,123
	Effective tax rate	19.7%	33.9%		20.9%

	Net income as reported	24,939	1,959		26,898

	Less: Income allocated to participating securties	(73)	-		(73)

	Net Income available to common shareholders	$24,866	$1,959		$26,825

	Net income per diluted share:	$1.12			$1.20

	Weighted average shares adjusted for dilutive securities:	22,287			22,287

Note: The Company believes that adjusted operating income is more indicative of its ongoing operating performance than U.S. GAAP operating income since the former excludes special items as described below.

Special Items:

(1)	Asset impairments and acquisition-related fees. A portion of the acquisition-related fees are non-tax deductible.